Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement and related prospectus (Form S-3 No. 333-141808) of NxStage Medical, Inc., and
(2)	Registration Statements (Forms S-8 No. 333-130241, No. 333-141804, and No. 333-149225) pertaining to the NxStage Medical, Inc. 1999 Stock Option and Grant Plan, the NxStage Medical, Inc. 2005 Stock Incentive Plan, and the NxStage Medical, Inc. 2005 Employee Stock Purchase Plan;
of our report dated March 6, 2008, with respect to the consolidated financial statements of NxStage Medical, Inc. included herein, and our report dated March 6, 2008 with respect to the effectiveness of internal control over financial reporting of NxStage Medical, Inc., included in this Annual Report (Form 10-K) of NxStage Medical, Inc. for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 6, 2008